For Immediate Release
Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD ANNOUNCES ITS RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2003

Dulles, Virginia (February 12, 2004) - The Fairchild Corporation (NYSE:FA) announced today that revenues were $44.2 million for the quarter ended December 31, 2003, compared to revenues of $20.8 million for the quarter ended December 29, 2002. The Company reported a net loss of $2.2 million, or $0.09 per share, for its quarter ended December 31, 2003, as compared to a net loss of $5.9 million, or $0.23 per share, for its quarter ended December 29, 2002.

Fairchild completed the acquisition of Hein Gericke, and IFW on November 1, 2003 and PoloExpress on January 2, 2004. Hein Gericke and PoloExpress are European leaders in their specialty fields. Revenues for these businesses, reported by Fairchild in its Sports and Leisure segment were $25.2 million for November and December of 2003, which was prior to the peak season beginning in March. Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation, stated: "The Sports and Leisure segment has a historic trend of higher volumes of sales and profits in Europe during months from March to September. As of today, we have increased our orders for goods from our suppliers, which will be delivered to our retail stores for the new season beginning this spring. We expect that the Sports and Leisure segment will provide a solid base for future growth and for enhancing shareholder value."

Fairchild is continuing to investigate other acquisition opportunities.

About The Fairchild Corporation

The Fairchild Corporation is engaged in the design and sale of protective clothing, helmets and technical accessories for motorcyclists in Europe and the United States; and in aerospace distribution businesses which stock and distribute a wide variety of parts to aircraft operators and aerospace customers providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation website (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands, except per share data)

Three Months Ended

REVENUE:	12/31/03	12/29/02

Net sales	$ 41,882	$ 18,661
Rental revenue	2,342	2,099

	44,224	20,760
COSTS AND EXPENSES:
Cost of goods sold	28,781	14,859
Cost of rental revenue	1,486	1,325
Selling, general & administrative	23,256	35,081
Other (income) expense, net	(3,116)	(139)

	50,407	51,126
OPERATING LOSS	(6,183)	(30,366)
Interest expense	5,393	19,624
Interest income	(190)	(7,617)

Net interest expense	5,203	12,007
Investment income	154	532
Increase in fair market value of interest rate
contract	2,090	28

Loss from continuing operations before taxes	(9,142)	(41,813)
Income tax benefit (provision)	2,487	(5,927)
Equity in earnings of affiliates, net	--	(80)
Minority interest, net	81	--

Loss from continuing operations	(6,574)	(47,820)
Earnings (loss) from discontinued operations, net	(1,525)	1,926
Gain on disposal of discontinued operations, net	5,934	40,002

NET LOSS	$(2,165)	$(5,892)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$ (0.26)	$ (1.90)
Earnings (loss) from discontinued operations, net	(0.06)	0.08
Gain on disposal of discontinued operations, net	0.23	1.59

NET LOSS	$ (0.09)	$ (0.23)

Basic and Diluted weighted average shares outstanding	25,190	25,163

SEGMENT RESULTS
Revenues
Sports and Leisure Segment (a)	$ 25,207	$ --
Aerospace Segment	16,673	18,661
Real Estate Operations Segment	2,342	2,099
Corporate and Other	1	--

Total	$ 44,224	$ 20,760

Operating Income (Loss)
Sports and Leisure Segment (a)	$(3,286)	$ --
Aerospace Segment	55	109
Real Estate Operations Segment	766	710
Corporate and Other	(3,718)	(31,185)

Total	$(6,183)	$(30,366)

(a) - Includes only two months of results from our sports and leisure segment since its acquisition on November 1, 2003.